Exhibit 10.1

[FORM OF] PERFORMANCE SHARE AWARD AGREEMENT

(this “Agreement”)

(20[__] to 20[__] Long-Term Incentive Awards)

B&G Foods, Inc. (“B&G Foods” or the “Company”) hereby grants to you, a Performance Share Award with respect to the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), pursuant to the B&G Foods Omnibus Incentive Compensation Plan (as amended, supplemented or otherwise modified from time to time, the “Plan”) and subject to the terms and conditions set forth below.  Unless otherwise defined herein, capitalized terms shall have the meanings assigned to them in the Plan.

1.          General Grant Information.

(a)         Performance Share:  A “Performance Share” is a share of Common Stock used as settlement for Performance Share Award.

(b)         Date of Grant:  [___________].

(c)         Target Number of Performance Shares:  The target number of Performance Shares (the “Target Number”) is set forth on the cover page to this Agreement and is incorporated herein by reference. The actual number of Performance Shares earned, if any, will be determined based on the table set forth in Section 2(b) below and subject to the limitations set forth in this Agreement.

(d)         Performance Period:  Fiscal year 20[__] through fiscal year 20[__].

2.          Performance Conditions to Performance Share Award.

(a)         Performance Measure:  Excess Cash (which is defined for purposes of this Agreement as adjusted EBITDA (before taking into account accruals for long-term incentive awards and other stock-based compensation) less Cash Interest Payments less Cash Income Tax Payments less Tax Withholding Payments for Share-based Compensation less Capital Expenditures less Dividends Paid).  For purposes of calculating Dividends Paid, the dividend rate shall be deemed to be the existing dividend rate as of the date hereof of $0.[___] per share of Common Stock per quarter, such that when calculating Dividends Paid for any given dividend payment during the Performance Period, Dividends Paid shall be calculated by multiplying $0.[___] per share of Common Stock times the actual number of shares of Common Stock outstanding as of the applicable record date for such dividend payment.

(b)         Performance Shares Earned:  The number of Performance Shares earned will be based on the Excess Cash achieved by B&G Foods through the Performance Period as determined by the Committee and indicated in the table below.  As indicated by the table below, no Performance Shares will be earned if results are less than the Performance Measurement Threshold.  Results at the Performance Measurement Threshold will generate an award of Performance Shares equal to [50]% of the Target Number; results at the Performance Measurement Target will generate an award of Performance Shares equal to [100]% of the Target Number; and Results at the Performance Measurement Maximum will generate an award of Performance Shares equal to [200]% of the Target Number, which is the maximum number of Performance Shares that can be earned pursuant to this Agreement.  The number of Performance

Shares earned between (1) the Performance Measurement Threshold and the Performance Measurement Target, and (2) the Performance Measurement Target and the Performance Measurement Maximum will be determined by linear interpolation of the chart below.

Performance Measurement	Excess Cash	Performance Shares Earned as a Percentage of Target Number

Below Threshold	Less than $[__________]	0%

Threshold	$[__________]	[50]%

Target	$[__________]	[100]%

Maximum	$[__________]	[200]%

3.          Settlement of Performance Share Award.  As soon as practicable after the determination by the Committee, but in no event later than March 15, 20[__], B&G Foods will deliver to you one share of Common Stock for each Performance Share earned by you, if any, as determined by the Committee in accordance with Section 2 of this Agreement and subject to Sections 4, 5 and 6 below.  Any fractional Performance Shares will be rounded down to the nearest whole Performance Share.

4.          Effect of Termination of Employment.  You must remain an employee of B&G Foods until the end of the Performance Period in order to be entitled to any payment pursuant to this Award, except as provided in Section 5 hereof and except as follows.  If your employment with B&G Foods ends during the Performance Period on account of your separation from service (i) due to your termination by the Company without Cause, (ii) due to your retirement at age 62 or older, (iii) due to your retirement at age 55 or older provided that you have completed at least 10 years of service with the Company or any company or division acquired by the Company, or (iv) because you die or become Disabled, then after the Performance Period, you (or in the event of your death, your estate) will be entitled to a pro rata portion of the number of Performance Shares, if any, you would have received in accordance with Section 2(b) above had you remained employed until the end of the Performance Period.  The pro rata portion will be based on the number of full months in the Performance Period during which you were actively employed as compared to the total number of months in the Performance Period.

5.          Effect of Change of Control.  If a Change in Control should occur during the Performance Period, the Performance Share Award granted herein will terminate.  However, upon the Change in Control, you will be entitled to receive a pro rata portion of the shares of Common Stock with respect to the Target Number covered by this Agreement without regard to the extent to which the performance conditions of Section 2 have been satisfied.  The pro rata portion will be based on the number of full months in the Performance Period during which you were actively employed preceding the Change in Control as compared to the number of months in the Performance Period.

6.          Other Conditions of Plan Apply; Negative Discretion.  This Performance Share Award is subject to all of the terms and conditions of the Plan, including but not limited to the provisions (i) relating to the Committee’s right to exercise Negative Discretion without your consent, if and when it deems appropriate, to reduce or eliminate the amount of the Performance Share Award earned for the Performance Period if, in the Committee’s sole judgment, such reduction or elimination is appropriate, and (ii) relieving the Company of any obligation to issue shares of Common Stock until all applicable securities laws have been complied with.  Any inconsistency between this Agreement and the Plan will be resolved in favor of the Plan.  The Plan is administered and interpreted by the Committee, whose determinations are final and binding on all persons concerned.

7.          Taxes and Tax Withholding.  You will have taxable income in the amount of the fair market value of any shares of Common Stock paid to you under this Agreement. Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains your responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting, or payment of Performance Shares in respect of, this Performance Share Award or the subsequent sale of any Performance Shares acquired; and (b) does not commit to structure this Performance Share Award to reduce or eliminate your liability for Tax-Related Items.  B&G Foods will withhold an amount of Performance Shares sufficient to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement.  B&G Foods will satisfy such tax requirements by withholding shares of Common Stock with a sufficient dollar value (based on the price of shares of Common Stock at the time of the withholding), provided that the dollar value of the stock withheld may not exceed minimum statutory withholding requirements.

8.          No Employment Contract.   This Agreement is not an employment contract, and it does not create or evidence any right to continued employment by B&G Foods.  Unless you have a separate, specific agreement, in writing, expressly on the subject, you remain employed at will, which means that either you or B&G Foods can terminate your employment at any time.

9.          No Guarantee of Future Awards.  This Agreement in no way guarantees you the right to or expectation that you may receive similar awards with respect to any other similar performance period which the Committee may, in its discretion, establish and as to which the Committee may elect to grant awards under the Plan.

10.        No Rights as Stockholder.  You will not be considered a stockholder of the Company with respect to the shares of Common Stock covered by this Award unless and until shares of Common Stock are duly issued to you in settlement of this Award.

11.        Transfer Restrictions.  You may not sell, give or otherwise transfer any interest in the Award granted to you under this Agreement, other than by will or by the laws of descent and distribution.  Upon any such attempt by you or your successor in interest after your death, the Award granted to you under this Agreement may immediately become null and void and of no further validity, at the discretion of the Committee.

12.        Governing Law.  To the extent that federal laws do not otherwise control, the validity and construction of this Agreement shall be governed by, and this Agreement shall be construed and enforced in accordance with, the laws of the State of Delaware, but without giving effect to the choice of law principles thereof.

13.        Electronic Delivery and Acceptance. You hereby consent and agree to electronic delivery of any Plan documents, proxy materials, annual reports and other related documents. You hereby consent to any and all procedures that the Company has established or may establish for an electronic signature system for delivery and acceptance of Plan documents (including documents relating to any programs adopted under the Plan), and agree that your electronic signature is the same as, and shall have the same force and effect as, your manual signature.  You hereby consent and agree that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan, including any program adopted under the Plan.

14.        Data Privacy. You hereby acknowledge and consent to the collection, use, processing and transfer of personal information and data as described in this Section 14.  You are not obliged to consent to such collection, use, processing and transfer of personal information and data.  However, failure to provide the consent may affect your ability to participate in the Plan.  The Company holds certain personal information and data about you, that may include, without limitation, your name, home address and telephone number, date of birth, social security number or other employee identification number, salary grade, hire data, salary, nationality, job title, any shares of Common Stock, or details of all options, performance shares, restricted stock units or any equity-based grants awarded, canceled, purchased, vested, or unvested, for the purpose of managing and administering the Plan (“Data”).  The Company and/or its subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Company and/or any of its subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan.  These recipients may be located throughout the world, including the United States.  You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of Common Stock acquired pursuant to the Plan.  You may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing consent may affect your ability to participate in the Plan.

15.        Section 409A Compliance.  This Agreement and all payments and benefits provided hereunder are intended to be exempt from or otherwise comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the provisions of this Agreement will be administered, interpreted and construed accordingly.  Each payment or benefit provided pursuant to this Agreement shall be deemed to be a separate payment for purposes of Section 409A of the Code.  Any amount under this Agreement that is due upon a termination of employment shall not be paid unless such termination constitutes a “Separation from Service” as described in Treasury Regulation Section 1.409A-1(h).  Notwithstanding anything set forth in the Plan or this Agreement to the contrary, if by reason of you being a “Specified Employee” (as described in Treasury Regulation Section 1.409A-1(i)) at the time of such Separation from Service, any payment under this Agreement would be subject to any tax, interest or penalty imposed under Section 409A of the Code if such amount were paid or delivered to you within six months after such Separation from Service, then such amount shall not be paid or delivered to you until the earlier of (i) the date which is six months and one day after the date of your Separation from Service or (ii) the 10th business day following your death (either such date, the “Delayed Payment Date”).  All such amounts that would, but for the foregoing, become payable or deliverable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date without interest.  Notwithstanding the foregoing or any other provision of the Plan or this Agreement, neither the Company nor any Subsidiary or other affiliate of the Company shall have any liability or obligation with respect to any taxes or other penalties that may be imposed with respect to this Agreement or the payments and benefits provided pursuant hereto, whether under Section 409A of the Code or otherwise.

16.        Acceptance; Counterparts.  This Agreement may be executed in one or more counterparts all of which together shall constitute but one instrument.  By pressing “I accept” you agree to accept the Performance Share Award, and will be deemed to have executed this Agreement.

B&G FOODS, INC.		YOU

By:
	Name:	You will be deemed to have executed this
	Title:	Agreement by clicking “I accept”